CERTIFICATE OF INCORPORATION
                   ----------------------------

                                OF

                     POPULAR CLUB PLAN, INC.
                     -----------------------
                            ---------

To:   The Secretary of State
      State of New Jersey

      Pursuant to the provisions of the New Jersey Business
Corporation Act, the undersigned, being a natural person of at least 18 years of age and as the incorporator of the corporation hereby being organized thereunder, certifies that:

      FIRST: The name of the corporation (hereinafter called the "Corporation") is POPULAR CLUB PLAN, INC.

      SECOND: The Corporation is organized to engage in any activity within the purposes for which corporations may be organized under the New Jersey Business Corporation Act, and, in addition and without limiting the generality of the foregoing, for the following purpose or purposes:

      To carry on a mail order apparel and general merchandise business in all its branches; to design, style, manufacture, process, merchandise, buy, sell, distribute, export and import, at wholesale, retail, and as jobber, and otherwise generally and in all ways handle, trade and deal with and in any and all articles and items of men's, women's and


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children's wearing apparel, accessories, novelties and
specialties, of every kind, nature and description, and for whatever use or purpose.

      To carry on a general mercantile, investing, and trading business; to devise, invent, manufacture, fabricate, assemble, install, service, maintain, alter, buy, sell, import, export, license as licensor or licensee, lease as lessor or lessee, distribute, job, enter into, negotiate, execute, acquire, and assign contracts in respect of, acquire, receive, grant and assign licensing arrangements, options, franchises, and other rights in respect of, and generally deal in and with, at wholesale and retail, as principal, and as sales, business, special, or general agent, representative, broker, factor, merchant, distributor, jobber, advisor, and in any other lawful capacity, goods, wares, and merchandise, commodities, and unimproved, improved, finished, processed, and other real, personal, and mixed property of any and all kinds, together with the components, resultants, and by-products thereof; to acquire by purchase or otherwise own, hold, lease, mortgage, sell or otherwise dispose of, erect, construct, make, alter, enlarge, improve, and to aid or subscribe toward the construction, acquisition or improvement of any factories, shops, storehouses, buildings, and commercial and retail


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establishments of every character, including all
equipment, fixtures, machinery, implements and supplies necessary, or incidental to, or connected with, any of the purposes or business of the corporation; and generally to perform any and all acts connected therewith or arising therefrom or incidental thereto, and all acts proper or necessary for the purpose of the business.

      To apply for, register, obtain, purchase, lease, take licenses in respect of or otherwise acquire, and to hold, own, use, operate, develop, enjoy, turn to account, grant licenses and immunities in respect of, manufacture under and to introduce, sell, assign, mortgage, pledge or otherwise dispose of, and, in any manner deal with and contract with reference to copyrights, designs, and similar rights, trade-marks, trade symbols and other indications of origin and ownership granted by or recognized under the laws of the United States of America or of any state or subdivision thereof, or of any foreign country or subdivision thereof, and all rights connected therewith or appertaining thereunto.

      To have all of the powers conferred upon corporations organized under the New Jersey Business Corporation Act.


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      THIRD:  The aggregate number of shares which the Corporation shall have authority to issue is Two Hundred Fifty (250), all of which are without par value, and all of which are of the same class.

      FOURTH: The address of the initial registered office of the Corporation within the State of New Jersey is 22 Lincoln Place,
Garfield, New Jersey 07026; and the name of the initial registered agent at such address is Mr. Saul Charles, Secretary.

      FIFTH: The number of directors constituting the first Board of Directors of the Corporation is two (2); and the name and address of the persons who are to serve as the first directors of the Corporation are as follows:

      NAME                     ADDRESS
      ----                     -------
Arthur Cinader            22 Lincoln Place, Garfield, N.J. 07026
Saul Charles              22 Lincoln Place, Garfield, N.J. 07026

      SIXTH: The name and the address of the incorporator is as follows:

      NAME                     ADDRESS
      ----                     -------
Leonard M. Polisar,       Herzfeld & Rubin, P.C.
                          40 Wall Street, New York, N.Y.  10005

      SEVENTH:  For the management of the business and for the


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conduct of the affairs of the Corporation, and in further
definition, limitation and regulation of the powers of the Corporation and of its directors and of its shareholders or any class thereof, as the case may be, it is further provided:

      1. A majority of the entire Board of directors of the Corporation shall constitute a quorum for the transaction of business except that the By-Laws may prescribe a lesser proportion, consistent with the provisions of the New Jersey Business Corporation Act, in the event of a vacancy or vacancies in the entire Board.

      2. One or more or all the directors of the Corporation may be removed for cause by the shareholders by the affirmative vote of the majority of the votes cast by the holders of shares entitled to vote for the election of directors; and one or more or all the directors may be removed without cause by like vote of said shareholders. The Board of Directors shall have the power to remove directors for cause and to suspend directors pending a final determination that cause exists for removal.

      3. In the interim between annual meetings of the shareholders or of special meetings of shareholders called for the election of directors, newly created directorships may be filled by the Board of Directors.


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      4. The Corporation is hereby authorized to lend money to,
or guarantee any obligation of, or otherwise assist, any officer or other employee of the Corporation or of any subsidiary, whether or not such officer or employee is a director thereof, whenever, in the judgment of the Board of Directors, such loan, guarantee or assistance may reasonably be expected to benefit the Corporation.

      5. No corporate agent shall be personally liable to the corporation or any of its shareholders for monetary damages for breach of duty as a corporate agent, except for liability if a judgment or other final adjudication adverse to the corporate agent establishes that his acts or omissions (a) were in breach of his duty of loyalty to the corporation or its shareholders,
(b) were not in good faith or involved a knowing violation of law, or (c) resulted in receipt by the corporate agent of an improper personal benefit. Any repeal or modification of this Article SEVENTH, paragraph 5 by the shareholders of the Corporation shall not adversely affect any right or protection of a corporate agent existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification. The term "corporate agent" as used herein shall have the meaning attributed to it by Sections 14A:3-5 and 14A:5-21 of the New


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Jersey Business Corporation Act and by any other applicable provision of law.

      EIGHTH:  The duration of the Corporation is to be perpetual.

Signed on June 24, 1988

                                    /s/  Leonard M. Polisar
                                    -----------------------
                                    Leonard M. Polisar,
                                    Incorporator


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